Exhibit 10.6

July 13, 2026
Nitin Dahiya
48 Bedford Road
Summit, NJ 07901
n2dahiya@gmail.com
Re: Offer and Terms of Employment
Dear Nitin,
It gives me great pleasure to offer you the position of Chief Financial Officer for Energy Vault Holdings, Inc. (the “Company”). If you accept this offer, the terms and conditions of this offer letter agreement (the “Agreement”), in addition to the attachments enclosed with this Agreement, will apply to your at-will employment with the Company:
1.Start Date and Duties. If you accept this offer, and contingent on the other conditions set forth herein, your first day of employment will be 27 July, 2026. You will report to Robert A. Piconi, Chairman, Co-Founder & Chief Executive Officer. You shall perform duties consistent with your position in a professional and competent manner, and throughout your employment with the Company devote your time to such matters as the Company may reasonably require. You shall use your best efforts to complete all assignments and adhere to the Company’s procedures and policies in effect.
2.Compensation. Your gross annual base salary will be $435,000 USD, subject to standard withholdings and authorized deductions (“Base Salary”), and payable on a bi-weekly basis in accordance with the Company’s normal payroll practices. By virtue of your duties, responsibilities, and compensation, your role is an exempt position, meaning you are not eligible for overtime compensation. Your salary is subject to modification during your employment in accordance with the Company’s practices, policies, or procedures.
3.Equity Grant. In addition to your Base Salary, and subject to approval by the Company’s Board of Directors or its Compensation Committee, the Company will grant you an award of 400,000 Restricted Stock Units (“RSUs”) in connection with your commencement of employment ("Initial RSU Grant"). The RSUs will be subject to the terms and conditions of the Company's active Employment Inducement Award Plan, as amended, and a notice of RSU award and RSU agreement (collectively, the "RSU Award Agreement"). Additionally, and subject to approval by the Company's Board of Directors or its Compensation Committee, the Company will grant you an aggregate award of 400,000 Performance RSUs (the “PRSUs”). The PRSUs are eligible to vest based on the Company's achievement of the share price targets set forth below (each, a “Share Price Target”), measured by the Company’s daily closing trading price meeting or exceeding the applicable Share Price Target for 20 trading days within any 30 consecutive trading day period during the performance period commencing on the first anniversary of the vesting commencement date (expected to be September 30, 2026, based on your anticipated start date) and ending on the fourth anniversary of the vesting commencement date, subject to the applicable minimum service period described below and your continued service through the applicable vesting date. The PRSUs will vest in three tranches as follows:
•50,000 PRSUs shall become eligible to vest upon achievement of an $8.00 Share Price Target, provided you remain continuously employed through the first anniversary of the vesting commencement date for a minimum of twelve months.
•150,000 PRSUs shall become eligible to vest upon achievement of a $10.00 Share Price Target, provided you remain continuously employed through the second anniversary of the vesting commencement date for a minimum of twenty-four months.
•200,000 PRSUs shall become eligible to vest upon achievement of a $12.00 Share Price Target, provided you remain continuously employed through the third anniversary of the vesting commencement date for a minimum of thirty-six months.
4.Annual Performance Bonus. You will be eligible for an annual discretionary performance bonus each fiscal year. Your target bonus opportunity will be 75% of your Actual Regular Earnings.

Actual bonus payments will be determined based on the Company’s performance, your performance, and at the sole discretion of the Company. You must be employed by the Company at the time of payment to be eligible to earn or receive a bonus. Annual Bonuses, if any, will be paid within 3 months after the close of the fiscal year to which the Annual Bonus relates. The bonus is not earned until paid and no prorated amount will be paid if your employment with the Company ends due to resignation or termination for any reason prior to the payment date. The Company’s fiscal year runs from January 1 to December 31, aligning with the calendar year.
5.Signing Bonus. The Company will pay you a one-time, lump sum payment in the amount of $100,000 USD (“Signing Bonus”), less applicable withholdings, taxes, and deductions, payable within 90 days of your first day of employment with the Company. Although the full amount of the Signing Bonus will be advanced to you within 90 days of your first day of employment with the Company, you must remain employed by the Company for at least one year from your first day of employment with the Company to earn the Signing Bonus. Accordingly, by accepting this Signing Bonus advanced to you, you agree to repay the entire gross amount of the Signing Bonus if your employment with the Company ends due to resignation or termination for Cause prior to the one-year anniversary of your first day of employment with the Company. Such repayment shall be due within 30 days of your final date of employment with the Company.
6.Remote Work. You will perform your work for the Company remotely – from any location within the United States. By accepting the Company’s offer of employment, you agree that you will keep the Company informed of your remote work location and will not relocate to a new remote work location without first informing the Company and obtaining the Company’s consent (including by e-mail). Further, you understand and agree that, when directed by the Company, you may be required to attend meetings or work out of the Company’s offices in Westlake Village, California, in addition to any necessary work-related travel. When working outside of the Company’s offices in Westlake Village, California, you agree to remain accessible, to check in with your manager to discuss status and open questions as needed, and to be available to physically attend scheduled work meetings as requested or required by the Company. While working remotely, you agree to maintain a safe, secure and ergonomic work environment and to report work-related injuries to your manager at the earliest reasonable opportunity. You also agree to protect Company-owned equipment, records, and materials from unauthorized or accidental access, use, modification, destruction, or disclosure. You understand that all equipment, records, and materials provided by the Company shall remain the property of the Company.
7.Benefits. In addition to your compensation, you will be eligible to receive the benefits that are generally offered to all Company employees, subject to any eligibility requirements and terms set forth in any applicable policies or plans (if any), effective the first of the month following your hire date (except as otherwise provided in such policies or plans). The Company reserves the right to change or rescind its benefit plans and/or programs and alter employee contribution levels in its discretion. A benefits guide with a full description of these benefits will be provided to you.
8.Sick Leave. You will be entitled to sick leave benefits, in accordance with the Company’s standard policies and in accordance with applicable federal, state, and/or local law.
9.Flexible Time Off. You will be able to use Flexible Time Off (FTO) with pay during current and subsequent years of employment in accordance with the Company’s FTO policy.
10.Holidays. You will be paid for designated holidays in accordance with the Company’s holiday schedule, as set forth in the Energy Vault Holdings, Inc. Employee Handbook. This schedule is subject to change at the discretion of the Company.
11.Termination.
a.Definitions: For purposes of this Agreement:
i.“Cause” shall include, but is not limited to: failure to perform your duties, including gross negligence or malfeasance in the performance of your duties; dishonesty, willful misconduct or fraud in connection with your employment by the Company; commission of a reportable violation of any applicable banking, securities or commodities laws, rules or regulations that constitutes a serious offense that could or does result in a significant fine; conviction or plea of nolo contendere (or equivalent) to or commission of a felony or any crime involving moral turpitude; engaging in sexual or other forms of harassment; or violation of applicable

Company policies, practices, and standards of behavior of the Company of which you have been made aware.
ii.“Change in Control” has the meaning set forth in the Company’s 2022 Equity Incentive Plan. Notwithstanding the foregoing, a “Change in Control” must also constitute a “change in control event,” as defined in Treasury Regulation §1.409A-3(i)(5).
iii.“Change in Control Period” means the period commencing on the consummation of a Change in Control and ending 18 months following the consummation of such Change in Control.
iv.“Good Reason” means, without your express written consent, the occurrence at any time during your employment of any of the following circumstances: (A) a material reduction in the nature or scope of your duties, responsibilities, authority, powers or functions as compared to your duties, responsibilities, authority, powers or functions immediately prior to such reduction, including, without limitation, following a Change in Control, or, in connection with a Change in Control, where you continue to hold the same or substantially similar position with respect to the business of the Company (which may, after the Change in Control, be a division of the successor corporation or its parent), but do not hold such position with respect to the successor corporation or its parent (for the avoidance of doubt, if you retain the same or substantially similar position at the Company after a Change in Control, but the Company becomes a division or subsidiary of the successor, this would result in a material diminution); (B) a material reduction in your Base Salary or target Annual Bonus percentage (except for across-the-board reductions based on the Company’s financial performance similarly affecting substantially all senior management employees); or (C) you are relocated more than 60 miles from your current work location; provided, however, that any such condition or conditions, as applicable, shall not constitute Good Reason unless both (x) you provide written notice to the Company of the condition claimed to constitute Good Reason within 60 days of the initial existence of such condition(s), and (y) the Company fails to remedy such condition(s) within 30 days of receiving such written notice thereof (the “Cure Period”); and provided, further, that in all events the Termination shall not constitute a Termination for Good Reason unless such Termination occurs not more than 30 days following the expiration of the Cure Period.
v.“Termination” means (a) termination of your employment by the Company with Cause; (b) termination of your employment by the Company without Cause; (c) termination of your employment by you for Good Reason (as defined below); or (d) termination of your employment by you without Good Reason or due to your death or disability.
b.Upon your Termination for any reason, you will be entitled to receive the sum of: (i) the portion of your Base Salary earned through the date of Termination, but not yet paid to you; (ii) any expenses owed to you by the Company; and (iii) any amount accrued and arising from your participation in, or benefits accrued under any employee benefit plans, programs or arrangements, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements (collectively, the “Company Arrangements”). Except as otherwise expressly required by law or as specifically provided in a Company Arrangement or herein, all of your rights to salary, severance, benefits, equity, bonuses and other compensatory amounts hereunder (if any) shall cease upon your Termination.

c.If your Termination is by the Company without Cause or by you for Good Reason then, subject to your delivery to the Company of an executed waiver and release of claims in a form approved by the Company (the “Release”) that becomes effective and irrevocable in accordance with Section 15(c) below, and your continued compliance with any applicable restrictive covenants, you will receive, in addition to payments and benefits set forth in Section 11(b) above, the following:
i.A lump sum cash payment equal to six (6) months of your Base Salary payable on the first regular payroll date following 60 days after the date of Termination. Continuation of health and welfare benefits pursuant to COBRA in the form of reimbursement of COBRA premiums for up to six (6) months, provided that you are not eligible for group medical coverage through another source, including another employer or spousal coverage.
ii.If the triggering termination is within the Change in Control Period, the lump sum cash payment will be equal to the product of (A) 1.5 and (B) the sum of your Base Salary and target Annual Bonus.
iii.If the triggering termination is within the Change in Control Period (to the extent permitted by Section 409A (as defined below)), all of the then-unvested shares subject to each of your then-outstanding equity awards, which were granted pursuant to the Company’s 2022 or 2025 Employment Inducement Award Plan or other comparable Company equity plan, will immediately vest and except as otherwise required by Section 409A, any restricted stock units or similar full value awards will be settled on the 60th day following your Termination; and
iv.If the triggering termination is within the Change in Control Period, during the period commencing on the date of Termination and ending 18 months thereafter or, if earlier, the date on which you become eligible for comparable replacement coverage under a subsequent employer’s group health plan (in any case, the “COBRA Period”), subject to your valid election to continue healthcare coverage under Section 4980B of the Code (as defined below) and the regulations thereunder, the Company shall, in its sole discretion, either (A) continue to provide to you and your dependents, at the Company’s sole expense, or (B) reimburse you and your dependents for coverage under its group health plan (if any), at the same levels and costs in effect on the date of Termination (excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars); provided, however, that if (1) any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the continuation coverage period to be, exempt from the application of Section 409A under Treasury Regulation Section 1.409A-1(a)(5), (2) the Company is otherwise unable to continue to cover you or your dependents under its group health plans or (3) the Company cannot provide the benefit without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then, in any such case, an amount equal to each remaining Company subsidy shall thereafter be paid to you in substantially equal monthly installments over the COBRA Period (or remaining portion thereof).
d.If your Termination is by the Company for Cause or by you without Good Reason, you shall not be entitled to any severance payments or benefits under this Agreement, except for those payments provided in Section 11(b) above, and any unvested equity or equity-based awards in parent held by you as of the Termination date will immediately terminate and be forfeited without payment.

e.The cash severance payments described in this Section 11 shall be reduced by any statutory severance, separation, garden leave, notice or similar payments of any kind otherwise due to you in connection with your termination of employment.
f.Upon termination of your employment for any reason, you shall be deemed to have resigned from all offices and directorships, if any, then held with the Company, Parent or any of their subsidiaries or affiliates.
12.Employee Confidentiality, Non-Disclosure, and Inventions Assignment Agreement. In connection with your employment with the Company, you will receive and have access to Company confidential information and trade secrets. Accordingly, enclosed with this Agreement as Attachment 1 (and incorporated herein by reference) is an Employee Confidentiality, Non-Disclosure, and Inventions Assignment Agreement (“CNIAA”), which contains restrictive covenants and prohibits unauthorized use or disclosure of the Company’s confidential information and trade secrets, among other obligations. Please review the CNIAA and only sign it after careful consideration of its terms. Your offer of employment is contingent on your execution of the enclosed CNIAA, which is incorporated herein by reference.
13.Prior Agreements. You represent that you have disclosed to the Company any and all agreements relating to your prior employment or provision of goods or services that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case.
14.At-Will Employment. Your employment with the Company is “at-will.” This means that, just as you may resign from the Company at any time for any lawful reason or no reason, the Company may terminate your employment at any time, with or without Cause, and with or without notice. Notwithstanding that your employment is at-will, the Company requests and appreciates that if you decide to leave the Company, you provide as much advance notice as reasonably practicable.
15.Tax Matters.
a.Withholding. All forms of compensation referred to in this Agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. Regardless of the amount withheld or reported, you are solely responsible for all taxes on compensation under this agreement (including imputed compensation) except the employer’s share of employment taxes.
b.Tax Advice. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board of Directors related to tax liabilities arising from your compensation.
c.Section 409A of the Internal Revenue Code. All payments and other compensation described in this Agreement are intended to comply with or be exempt from the requirements of Internal Revenue Code of 1986, as amended (the “Code”) Section 409A and the regulations and guidance promulgated thereunder (collectively “Section 409A”). This Agreement shall be interpreted consistently with that intent, provided that nothing in this agreement shall be construed as a warranty of tax treatment or otherwise to transfer liability for any tax under Section 409A from you to the Company or any of its affiliates. In no event whatsoever shall the Company or any of its current or future affiliates or their respective advisors, agents, attorneys, representations or successors be liable for any additional tax, interest or penalties that may be imposed on you by Section 409A or any damages for failing to comply with Section 409A. Each installment in a series of payments shall be treated as a separate payment. Notwithstanding anything in this Agreement to the contrary, any compensation or benefits payable under this Agreement that is considered nonqualified deferred compensation under Section 409A and is designated under this Agreement as payable upon your Termination shall be payable only upon your “separation from service” with the Company within the meaning of Section

409A. Notwithstanding anything in this Agreement to the contrary, if you are deemed by the Company at the time of your Termination to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which you are entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A, such portion of your benefits shall not be provided to you prior to the earlier of (1) the expiration of the six-month period measured from the date of your Termination with the Company or (2) the date of your death. Upon the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to you (or your estate or beneficiaries), and any remaining payments due to you under this Agreement shall be paid as otherwise provided herein.
Notwithstanding anything to the contrary in this Agreement, to the extent that any payments due under this Agreement as a result of your Termination are subject to your execution and delivery of a Release, (A) the Company will deliver the Release to you within seven business days following your date of Termination, and the Company’s failure to deliver a Release prior to the expiration of such seven business day period shall constitute a waiver of any requirement to execute a Release, (B) if you fail to execute the Release on or prior to the Release Expiration Date (as defined below) or timely revoke your acceptance of the Release thereafter, you will not be entitled to any payments or benefits otherwise conditioned on the Release, and (C) in any case where your date of Termination and the Release Expiration Date fall in two separate taxable years, any payments required to be made to your that are conditioned on the Release and are treated as nonqualified deferred compensation for purposes of Section 409A will be made on the first payroll period to occur in the subsequent taxable year. For purposes hereof, “Release Expiration Date” shall mean (1) if you are under 40 years old as of the date of Termination, the date that is seven days following the date upon which the Company timely delivers the Release to you, and (2) if you are 40 years or older as of the date of Termination, the date that is 21 days following the date upon which the Company timely delivers the Release to you, or, in the event that your termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967), the date that is 45 days following such delivery date.
d.Section 280G of the Internal Revenue Code. Notwithstanding any other provisions of this Agreement or any other company arrangement, in the event that any payment or benefit by the Company or otherwise to or for your benefit, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (all such payments and benefits, being hereinafter referred to as the “Total Payments”), would be subject (in whole or in part) to the excise tax imposed by Code Section 4999 (the “Excise Tax”), then the Total Payments shall be reduced (in the order provided below) to the minimum extent necessary to avoid the imposition of the Excise Tax on the Total Payments, but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income and employment taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments), is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income and employment taxes on such Total Payments and the amount of the Excise Tax to which you would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).
The Total Payments shall be reduced in the following order: (i) reduction on a pro-rata basis of any cash severance payments that are exempt from Section 409A, (ii) reduction on a prorata basis of any non-cash severance payments or benefits that are exempt from Section 409A, (iii) reduction on a pro-rata basis of any other payments or benefits that are exempt from Section 409A, and (iv) reduction of any payments or benefits otherwise payable to you on a pro-rata basis or such other manner that complies with Section 409A; provided, in case of subclauses (ii), (iii) and (iv), that reduction of any payments attributable to the acceleration of vesting of Company equity awards shall be first applied to Company equity awards that would otherwise vest last in time.

The Company will select an adviser with experience in performing calculations regarding the applicability of Code Section 280G and the Excise Tax, provided that the adviser’s determination shall be made based upon “substantial authority” within the meaning of Code Section 6662, (the “Independent Advisors”) to make determinations regarding the application of this Section 15(d). The Independent Adviser shall provide its determination, together with detailed supporting calculations and documentation, to you and the Company within 15 business days following the date on which your right to the Total Payments is triggered, if applicable, or such other time as requested by you (provided, that you reasonably believe that any of the Total Payments may be subject to the Excise Tax) or the Company. The costs of obtaining such determination and all related fees and expenses (including related fees and expenses incurred in any later audit) shall be borne by the Company. Any good faith determinations of the Independent Adviser made hereunder shall be final, binding and conclusive upon the Company and you.
In the event it is later determined that to implement the objective and intent of this Section 15(d), (i) a greater reduction in the Total Payments should have been made, the excess amount shall be returned promptly by you to the Company or (ii) a lesser reduction in the Total Payments should have been made, the excess amount shall be paid or provided promptly by the Company to you, except to the extent the Company reasonably determines would result in imposition of an excise tax under Section 409A.
16.Mutual Arbitration Agreement. To the maximum extent permitted by law, you and the Company agree that all claims, disputes and controversies of any kind arising out of, relating to or in any way associated with this Agreement and/or your employment by Company or the termination of that employment, including but not limited to all common, constitutional, contract and tort law theories and statutory claims under federal, state and/or local law, shall be submitted to and resolved through final and binding arbitration , before a single arbitrator licensed to practice law and experienced in employment law, and administered by JAMS (http://www.jamsadr.com/) pursuant to its Employment Arbitration Rules & Procedures (the “JAMS Rules”) (available at https://www.jamsadr.com/rulesemployment-arbitration/) in effect at the inception of the arbitration, incorporated herein by reference, except as modified or supplemented herein. The arbitration shall take place at JAMS’s office in (or nearest to) your (last) primary work location for the Company, unless the parties agree to a different location or as otherwise required by law. This agreement to arbitrate applies to all claims that the Company may have against you, as well as all claims that you may have against the Company, including any of the Company’s affiliates, parents, subsidiaries, successors, assigns, owners, directors, officers, shareholders, employees, managers, members, and agents.
Claims not subject to this agreement to arbitrate are expressly limited to: (i) claims for workers’ compensation, disability benefits or unemployment compensation benefits; (ii) claims based on any pension or welfare plan or collective bargaining agreement, the terms of which may contain arbitration or other non-judicial dispute resolution procedure; (iii) any unfair labor practice charge which is to be brought under the National Labor Relations Act; and/or (iv) claims which may not be arbitrated as a matter of law. Nothing in this agreement to arbitrate precludes you from filing an administrative charge/complaint of discrimination with the U.S. Equal Employment Opportunity Commission (“EEOC”), or any similar federal, state, or local government agency for purposes of exhausting your administrative remedies, to the extent required by law; however, any claims, action or lawsuit seeking damages, injunctive relief or other monetary or non-monetary relief by you based on such administrative charges/complaints must be brought in arbitration, in accordance with this agreement to arbitrate. You acknowledge that, should the EEOC, or any state or local government agency pursue claims on your behalf, you have waived your right to recover any money from the Company, other than amounts recoverable through arbitration pursuant to this agreement to arbitrate, if any.
Consistent with JAMS’ rules, the arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award; and (c) be authorized to award any or all remedies that you or the Company would be entitled to seek in a court of law. However, the arbitrator shall have no authority or power to award any remedy in excess of what a party would be able to obtain in a court of law. The arbitrator may hear and determine any dispositive issue of law asserted by you or the Company to the same extent a court could hear and determine a dispositive motion. In ruling on such motions and/or on the admissibility of evidence, the arbitrator shall apply the standards under the Federal Rules of Civil Procedure, the Federal Rules of Evidence, and case law thereunder. The decision of the arbitrator will be final, conclusive, and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction.

Nothing herein shall be construed to preclude a party’s application for temporary or preliminary injunctive relief to a court of relevant jurisdiction, in furtherance of arbitration.
The arbitrator has exclusive authority to resolve any dispute relating to the interpretation, applicability, or enforceability of this Agreement (including this agreement to arbitrate therein). Any party’s right to appeal or to seek modification of rulings by the arbitrator is strictly limited by the Federal Arbitration Act (“FAA”). The parties agree that the Company is engaged in interstate commerce and that, except as provided in this Agreement, the FAA shall govern the interpretation and enforcement of, and all proceedings pursuant to, this agreement to arbitrate. Except as otherwise provided under the FAA or other applicable federal law, this Agreement shall be governed by the laws of the state where you are/were last employed by the Company without reference to any state’s or country’s choice of law provisions to the contrary.
Except as otherwise prohibited by law, neither you, the Company, nor the arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of all parties to the arbitration, except your respective attorneys and tax advisors, without any written consent of the other, provided such persons/entities first agree to be bound by this confidentiality provision. Either party may disclose the existence and results of any arbitration in a proceeding to enforce or appeal an arbitral award, as provided under applicable law.
The fees of the arbitrator and all other costs that are unique to the arbitration process shall be paid by the Company if and to the extent required by law. Otherwise, each party shall be solely responsible for paying his/her/their/its own costs for the arbitration, including but not limited to attorneys’ fees. However, if either party prevails on a claim which affords the prevailing party attorneys’ fees pursuant to law, statute, or contract, the arbitrator may award reasonable attorneys’ fees to the prevailing party.
You understand and agree that claims must be brought by either you or the Company in your individual capacity, not as plaintiffs or class members in any purported class or collective proceeding, and the arbitrator shall not have the power to hear the arbitration as a class or collective action or otherwise combine claims by multiple parties in a single arbitration (“Class/Collective Action Waiver”). If this Class/Collective Action Waiver is found to be unenforceable, in whole or in part, any offending provisions shall be severed from this Agreement. To the greatest extent permitted by law, claims must be brought by either you or the Company in your individual capacity, not as representatives in any representative proceeding, and the arbitrator shall not have the power to hear any claims on a representative basis (“Representative Action Waiver”). If this Representative Action Waiver is found to be unenforceable, it shall be severed from this Agreement, and any representative claims brought by either party shall instead be heard in a court of competent jurisdiction and not in arbitration under this Agreement.
You and the Company agree and acknowledge that this agreement to arbitrate is supported by good and valuable consideration, including the parties’ mutual agreement to arbitrate all disputes, claims, and controversies between them, and your at-will employment with the Company.
BY INITIALING HERE, YOU /s/ ND AND THE COMPANY /s/ RP ACKNOWLEDGE THAT YOU HAVE FULLY READ, UNDERSTAND, AND ACKNOWLEDGE THE ARBITRATION PROVISIONS HEREIN AND THAT YOU ARE GIVING UP CERTAIN RIGHTS OTHERWISE AFFORDED TO YOU BY CIVIL COURT ACTIONS, INCLUDING BUT NOT LIMITED TO THE RIGHT TO A JURY OR COURT TRIAL AND THE RIGHT TO BRING ANY CLAIM AS A CLASS, COLLECTIVE OR REPRESENTATIVE ACTION, AND THAT YOU VOLUNTARILY AND FREELY AGREE THERETO.
17.Reservation of Rights. Nothing in this Agreement or the CNIAA shall prohibit you from: (a) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful or (b) speaking with or providing information to law enforcement, the U.S. Securities and Exchange Commission, the United States Equal Employment Opportunity Commission, and/or any other similar state or local fair employment practices agencies.
18.Complete Agreement. This Agreement, the CNIAA, and the attachments referenced herein, supersede and replace any prior agreements, representations or understandings (whether written, oral, implied or otherwise) between you and the Company including, but not limited to, any representations made during your interviews, and constitute the complete agreement between you and the Company regarding the subject matters set forth herein. This letter, including, but not limited to, its at-will employment provision, may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company.

19.Severability. The invalidity, illegality, or unenforceability of any provision, subsections, or sentences contained in of this Agreement, or any terms hereof, shall not affect the legality, validity or enforceability of any other provision or term of this Agreement. This Agreement will be construed as if such invalid, illegal or unenforceable provision had never been contained in this Agreement. If moreover, any one or more of the provisions contained in this Agreement will for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it will be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it will then appear.
For purposes of federal immigration law, you will be required to provide the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your first day of employment with the Company, or our employment relationship with you may be terminated for Cause. You should be aware that the Company participates in E-Verify, a federal government system used to verify the employment authorization and social security number of each new employee.
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By signing this Agreement, you acknowledge that the terms described in this Agreement, together with the CNIAA and other attachments, set forth the entire understanding between you and the Company and supersedes any prior representations or agreements, whether written or oral; there are no terms, conditions, representations, warranties or covenants other than those contained herein. No term or provision of this letter may be amended waived, released, discharged or modified except in writing, signed by you and an authorized officer of the Company except that the Company may, in its sole discretion, adjust salaries, incentive compensation, benefits, job titles, locations, duties, responsibilities, and reporting relationships.
We hope that you will accept our offer of employment set forth in this Agreement. After you have had an opportunity to review this Agreement, kindly sign your name and the date at the end of this Agreement to signify your understanding and acceptance of these terms.
To accept this offer, sign and return this Agreement within three (3) business days from the date of this letter. This Agreement may be executed and delivered by facsimile signature, PDF or any electronic signature complying with the U.S. federal ESIGN Act of 2000 (e.g., – Docusign is preferred. If we do not receive a signed copy of this Agreement, the offer reflected in this letter may be withdrawn.
Should you have any questions regarding this letter or the terms of your at-will employment with the Company, please feel free to contact me.
Sincerely,

/s/ Robert Piconi Robert A. Piconi Chief Executive Officer, Co-founder, Chairman of the Board Energy Vault Holdings, Inc.
Attachments
1. Employee Confidentiality, Non-Disclosure, and Inventions Assignment Agreement (with exhibits)
I have read and accept this employment offer.

Signature: /s/ Nitin Dahiya Printed name: Nitin Dahiya Date signed: 7/14/2026

ATTACHMENT 1
ENERGY VAULT HOLDINGS, INC.
EMPLOYEE CONFIDENTIALITY, NON-DISCLOSURE, AND INVENTIONS ASSIGNMENT AGREEMENT
This Employee Confidential, Non-Disclosure, and Inventions Assignment Agreement (“Agreement”) is entered into as of the date of its execution (the “Effective Date”) by and between Energy Vault Holdings, Inc. (the “Company”), and Nitin Dahiya (“Employee”).
In consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is mutually covenanted and agreed by and between the parties as follows:
1.Confidential Information Protections.
a.Company Information; Nondisclosure. Employee shall at all times during the term of Employee’s employment with the Company and thereafter, hold in strictest confidence, and not use, disclose to any person, firm or corporation without written authorization of the Board, lecture upon, or publish any Confidential Information (as defined herein) of the Company and its employees, except: (i) except as necessary in carrying out Employee’s work for the Company; (ii) to the extent a member of the Board of the Company expressly authorizes such disclosure in writing; or (iii) as required by law, legal process, or as otherwise expressly permitted herein. Employee will take all reasonable precautions to prevent the inadvertent accidental disclosure of “Confidential Information." As used herein, “Confidential Information” means any proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, investors, business partners, customer lists and customers (including, but not limited to, those of the Company on whom Employee has called or with whom Employee became acquainted during the term of Employee’s employment), markets, software, developments, inventions, ideas, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information disclosed to Employee by the Company or any of its employees, either directly or indirectly in writing, orally or by drawings or observation of parts or equipment. “Confidential Information” does not include any of the foregoing items which has become publicly known and made generally available through no wrongful act of Employee or of others who were under confidentiality obligations as to the item or items involved, or if Employee can prove such information was already in Employee’s possession prior to Employee’s employment with the Company. Further, pursuant to 18 U.S.C. § 1833(b), Employee shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (1) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, Employee is hereby advised that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual: (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order.
b.Former Employer Information. Employee shall not, during Employee’s employment with the Company, improperly use or disclose any confidential or proprietary information or trade secrets, if any, of any former or concurrent employer or other person or entity to whom or to which Employee has an obligation of confidentiality, and Employee shall not bring onto the premises of the Company any unpublished document, property, or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.
c.Third Party Information. Employee shall hold all confidential or proprietary information that the Company has received from any third party to which it is the Company’s obligation to maintain the confidentiality of such information (“Third Party Information”) and to use it only for certain limited purposes in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out Employee’s work for the Company consistent with the Company’s agreement with such third party. During Employee’s employment and thereafter, Employee will hold Third Party Information in confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with

Employee’s work for the Company, Third Party Information unless expressly authorized by the Chief Executive Officer of the Company in writing.
2.Inventions. Employee hereby represents, warrants and covenants with respect to Prior Inventions or Inventions (each, as defined below), as the case may be, as follows:
a.Inventions Retained and Licensed. Attached hereto, as Exhibit A, is a list describing all inventions, original works of authorship, developments, improvements, and trade secrets which were made by Employee prior to Employee’s employment with the Company (collectively referred to as “Prior Inventions”), which belong to Employee, which relate to the Company’s proposed business, products or research and development, and which are not assigned to the Company hereunder; or, if no such list is attached, Employee hereby represents that there are no such Prior Inventions. If in the course of Employee’s employment with the Company, Employee uses or incorporates into a product, process, service, or machine of Company or any of its wholly owned subsidiaries, a Prior Invention owned by Employee or in which the Employee has an interest, or if Employee’s rights in any Prior Inventions may block or interfere with, or may otherwise be required for, the Company is hereby granted and shall have a nonexclusive, fully paid and royalty-free, irrevocable, perpetual, transferable, worldwide license, with rights to sublicense through multiple levels of sublicensees, to make, reproduce, make derivative works of, distribute, use, sell, import, have made, modify, use and sell such Prior Invention as part of or in connection with such product, process or machine, to the fullest extent permitted by law. Employee represents and agrees that in the event of any dispute regarding the creation or ownership of any invention, any such disputed invention that may relate to the Company’s business or actual or demonstrably anticipated research or development will be presumed to have been created after the commencement of Employee’s employment with the Company unless Employee is able to conclusively demonstrate, beyond any question of doubt, that the invention in question was made by Employee or acquired by Employee prior to the commencement of Employee’s employment with, and therefore is not to be assigned to, the Company. To the extent that any third parties have rights in any such Prior Inventions, Employee hereby represents and warrants that such third party or parties have validly and irrevocably granted to Employee the right to grant the license stated above.
b.Ownership. Employee agrees that, throughout Employee’s employment with the Company, all inventions, discoveries and improvements, whether patentable or unpatentable, and all works of authorship, whether copyrightable or uncopyrightable, made, developed, conceived, modified, acquired, devised, discovered or created by Employee, whether solely or jointly with others, whether by using the Company’s equipment, supplies, facilities, trade secrets, Confidential Information or otherwise, and which relate to or pertain in any way at the time of conception or reduction to practice of the invention or of creation of the work of authorship to the business of the Company, or the actual or demonstrably anticipated research or development of the Company, or which result from any work performed by Employee for the Company (hereinafter “Work Product”), shall be promptly disclosed in writing by Employee to the Company, and whether disclosed or not, shall be the exclusive property of the Company or its assignee(s).
c.Works for Hire. Employee acknowledges that all Work Product shall be deemed and considered “works made for hire” under the copyright laws of the United States (including 17 U.S.C. § 101) (“Work for Hire”); and moreover, that all right, title and interest therein, including all rights of copyright, patent or otherwise, in the United States and in all foreign countries, in any form or medium and in all fields of use now known or hereafter existing, shall belong exclusively to the Company. Employee acknowledges that the Company is under no obligation to Employee, monetary or otherwise, in connection with such Work for Hire.
d.Assignment. To the extent an assignment is necessary to perfect the Company’s ownership of any Work Product or Work for Hire described above in this Section 2, Employee hereby irrevocably assigns to the Company or its assignee, all of Employee’s right, title and interest therein, and agrees that neither the Company, nor its divisions or affiliates, are under further obligation, monetary or otherwise, to Employee for such assignment. Employee agrees to assist the Company in every proper way to obtain, and from time to time enforce, United States and foreign intellectual property rights and moral rights relating to Work

Product or Works for Hire in any and all countries. Employee agrees to execute, acknowledge and deliver to the Company, its successors and assigns, all documentation, including, but not limited to, applications for patents and/or copyrights, as the Company may deem necessary or desirable to obtain and perfect the interests of the Company, its successors and assigns, in any and all countries, in such Work Product and/or Works for Hire, and to vest title thereto in the Company. Employee understands and agrees that Employee’s obligation to assist the Company with respect to intellectual property rights relating to such Work Product and/or Works for Hire in any and all countries will continue beyond the termination of Employee’s employment. In the event the Company is unable for any reason, after reasonable effort, to secure Employee’s signature on any document needed in connection with the actions specified in this Section, Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Employee’s agent and attorney in fact, which appointment is coupled with an interest, to act for and on Employee’s behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of this Section with the same legal force and effect as if executed by Employee. Employee hereby waives and quitclaims to the Company any and all claims, of any nature whatsoever, which Employee now or may hereafter have for infringement of any intellectual property rights assigned under this Agreement to the Company. Employee acknowledges that the Company is under no further obligation, monetary or otherwise, to Employee in connection with any such assignment.
e.Excluded Inventions. For employees who work for the Company in Delaware, Illinois, Kansas, Minnesota, Nevada, North Carolina, Utah, and/or Washington, the assignment set forth in this Section 2 shall not apply to any invention that is covered by the provisions of any applicable specific inventions statute (“Specific Inventions Law”) set forth in the Inventions Assignment Notice attached hereto as Exhibit B.
f.Inventions Assigned to the United States. Employee shall assign to the United States government all Employee’s right, title, and interest in and to any and all Inventions whenever such full title is required to be in the United States by a contract between the Company and the United States or any of its agencies.
g.Maintenance of Records. Employee shall keep and maintain adequate and current written records of all Confidential Information developed by the Employee and all Inventions made solely or jointly with others during the term of Employee’s employment with the Company. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times.
h.Obligation to Keep the Company Informed. Any Employee who works for the Company in Delaware, Illinois, Kansas, Minnesota, Nevada, North Carolina, Utah, and/or Washington agrees to advise the Company promptly in writing of any inventions that Employee believes meet the criteria in any Specific Inventions Law set forth in Exhibit B that Employee has not otherwise already disclosed on Exhibit A, during the period of Employee’s employment with the Company and for one (1) year after the termination of employment. In addition, Employee will promptly disclose to the Company all patent applications filed by Employee or on Employee’s behalf within one (1) year after the termination of employment. The Company will keep in confidence and will not use for any purpose or disclose to third parties without Employee’s consent any confidential information disclosed in writing to the Company pursuant to this Agreement relating to inventions that qualify fully for protection under any applicable Specific Inventions Law (if any). Employee will preserve the confidentiality of any invention that does not fully qualify for protection under a Specific Inventions Law.
3.Duty of Loyalty During Employment. To the fullest extent permitted by law, Employee agrees that during the period of employment by the Company, Employee will not, without the Company’s express written consent, directly or indirectly engage in any employment or business activity which is directly or indirectly competitive with, or would otherwise conflict with, Employee’s employment by the Company.
4.No Conflicting Employment, Agreement, or Obligation. Employee represents that Employee’s performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence information acquired by Employee in confidence or in trust prior to employment by the Company. Employee has not entered into, and Employee agrees not to enter into, any agreement either written or oral in conflict with this Agreement. Employee shall perform Employee’s duties faithfully and to the best of Employee’s ability and shall devote Employee’s full business time and effort to the performance of Employee’s duties hereunder. Employee shall not, during the term of Employee’s employment with the Company, engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company, or its subsidiaries are now involved or become involved during the term of Employee’s employment, nor will Employee engage in any other activities that conflict with Employee’s obligations to the Company.
5.Returning Company Documents. At the time of leaving the employ of the Company, Employee covenants that Employee shall deliver to the Company (and will not keep in Employee’s possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, social media content, social media followers and social media access to password information, or reproductions of any aforementioned items developed by Employee pursuant to Employee’s employment with the Company or otherwise belonging to the Company, its successors or assigns, including, without limitation, those records maintained pursuant to Section 2. Employee agrees not to copy, delete, or alter any information contained upon Employee’s Company computer or Company equipment before Employee returns it to the Company. In addition, if Employee has used any personal computer, server, or e-mail system to receive, store, review, prepare or transmit any Company information, including but not limited to, Confidential Information, Employee agrees to provide the Company with a computer useable copy of all such Confidential Information and then permanently delete and expunge such Confidential Information from those systems; and Employee agrees to provide the Company access to Employee’s system as reasonably requested to verify that the necessary copying and/or deletion is completed. Employee further agrees that any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by the Company’s personnel at any time with or without notice.
6.Notification of New Employer. In the event that Employee leaves the employ of the Company, Employee agrees to grant consent to notification by the Company to Employee’s new employer about Employee’s rights and obligations under this Agreement.
7.Non-Solicitation of Employees. Employee covenants that, for a period of twelve (12) months immediately following the termination of Employee’s relationship with the Company for any reason, Employee shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees or employees of any Company subsidiaries to leave their employment, or take away such employees, or attempt to solicit, induce, recruit, encourage or take away their employees, either for Employee or for any other person or entity.
8.Non-Solicitation of Customers. For so long as Employee is employed with the Company, and at any time following termination of employment, whether Employee resigns or is terminated with or without cause, Employee agrees and covenants that Employee will not, directly or indirectly, use Trade Secrets to: (a) call upon, solicit, induce, divert or take away any of the existing or prospective customers of the Company or request or cause any customer to cancel or terminate any part or their relationship with the Company or refuse to enter into any business relationship with the Company, and/or (b) solicit or induce any vendor, supplier, distributor, licensee, licensor, or other business relation of the Company to terminate, reduce or otherwise diminish its business or relationship with the Company.
9.Conflict of Interest Guidelines. Employee covenants that Employee shall diligently adhere to the Conflict of Interest Guidelines attached as Exhibit C hereto.
10.Right to Advice of Counsel. Employee acknowledges that Employee has had the right to consult with counsel and is fully aware of Employee’s rights and obligations under this Agreement.
11.Successors and Assigns. This Agreement is for Employee’s benefit and the benefit of the Company, its successors, assigns, parent corporations, subsidiaries, affiliates, and purchasers, and will be binding upon Employee’s heirs, executors, administrators and other legal representatives.
a.Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company,” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this subsection (a) or which becomes bound by the terms of this Agreement by operation of law.

b.Employee’s Successors. Without the written consent of the Company, Employee shall not assign or transfer this Agreement or any right or obligation under this Agreement to any other person or entity. Notwithstanding the foregoing, the terms of this Agreement and all rights of Employee hereunder shall inure to the benefit of, and be enforceable by, Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
12.Notice Clause.
a.Manner. Any notice hereby required or permitted to be given shall be sufficiently given if in writing and delivered in person or sent by facsimile, electronic mail, overnight courier or First Class mail, postage prepaid, to either party at the address of such party or such other address as shall have been designated by written notice by such party to the other party.
b.Effectiveness. Any notice or other communication required or permitted to be given under this Agreement will be deemed given (i) upon personal delivery to the party to be notified (ii) on the day when delivered by electronic mail to the proper electronic mail address, (iii) when sent by confirmed facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (iv) the first business day after deposit with a nationally recognized overnight courier, specifying next day delivery, or (v) the third business day after the day on which such notice was mailed, as evidenced by the postmark, in accordance with this Section.
13.Legal and Equitable Remedies.
a.Employee agrees that it may be impossible to assess the damages caused by Employee’s violation of this Agreement or any of its terms. Employee agrees that any threatened or actual violation of this Agreement or any of its terms will constitute immediate and irreparable injury to the Company, and the Company will have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach or threatened breach of this Agreement.
b.To the extent Employee or the Company seek temporary or preliminary relief, Employee agrees that if either the Company or Employee is successful in whole or in part in any such request, motion, or application for legal or equitable relief to enforce this Agreement (including, but not limited to, a court or arbitrator partially or fully granting any application, motion, or petition for injunctive relief, including, but not limited to, a temporary restraining order, preliminary injunction, or permanent injunction), whether against or commenced by Employee, the prevailing party will be entitled to recover from the other all costs, fees, or expenses it incurred at any time during the course of the dispute, including, but not limited to, reasonable attorney’s fees. A final resolution of such dispute or a final judgment is not a prerequisite to the right to demand payment hereunder and such amounts must be paid by the party against whom the legal or equitable relief has been obtained to the other party within thirty (30) days after written notice of such demand. In the event the prevailing party demands only a portion of such costs, fees, or expenses incurred, such demand shall be without prejudice to further demands for (i) the remainder of any outstanding costs, fees, or expenses incurred, or (ii) costs, fees, or expenses incurred after the prior demand.
14.Employment At-Will. Employee agrees and understands that nothing in this Agreement will change Employee’s at-will employment status or confer any right with respect to continuation of employment by the Company, nor will it interfere in any way with Employee’s right or the Company’s right to terminate Employee’s employment at any time, with or without Cause or advance notice.
15.Waiver. No waiver by the Company of any breach of this Agreement will be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement will be construed as a waiver of any other right. The Company will not be required to give notice to enforce strict adherence to all terms of this Agreement.
16.Severability. The invalidity, illegality, or unenforceability of any provision, subsections, or sentences contained in this Agreement, or any terms hereof, shall not affect the legality, validity or enforceability of any other provision or term of this Agreement. This Agreement will be construed as if such invalid, illegal or unenforceable provision had never been contained in this Agreement. If moreover, any one or more of the provisions contained in this Agreement will for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it will be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it will then appear.
17.Integration. This Agreement represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. No waiver, alteration, or modification of any of the provisions of this Agreement shall be binding unless in writing and signed by duly authorized representatives of the parties hereto.
18.Governing Law. This Agreement shall be governed by and construed in accordance with the internal substantive laws, but not the choice of law rules, of the state where you are/were last employed by the Company.
19.Survival. This Agreement shall survive the termination of Employee’s employment, regardless of the reason, and the assignment of this Agreement by the Company to any successor in interest or other assignee.
20.Entire Agreement. This Agreement, together with any Exhibit(s) hereto (incorporated herein by reference), is the final, complete and exclusive agreement between me and the Company with respect to the subject matter of this Agreement and supersedes and merges all prior discussions between us; provided, however, prior to the execution of this Agreement, if the Company and I were parties to any agreement regarding the subject matter hereof, that agreement will be superseded by this Agreement prospectively only. No modification of or amendment to this Agreement will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.
21.Protected Activity Not Prohibited. Employee understands that nothing in this Agreement limits or prohibits Employee from filing a charge or complaint with, or otherwise communicating or cooperating with or participating in any investigation or proceeding that may be conducted by, any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Government Agencies”), including disclosing documents or other information as permitted by law, without giving notice to, or receiving authorization from, the Company, discussing the terms and conditions of employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act. Notwithstanding, in making any such disclosures or communications, Employee agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Confidential Information to any parties other than the Government Agencies. Further, Employee understand that nothing in this agreement prevents Employee from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Employee has reason to believe is unlawful. However, in the event of any subpoena or other legal process requiring Employee’s disclosure of any Confidential Information, to the fullest extent permitted by law, Employee agrees to provide the Company with notice (and a reasonable opportunity to object) before any disclosure by Employee.
22.Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, and all of which together shall constitute one and the same instrument. This Agreement may also be executed and delivered by facsimile signature, PDF or any electronic signature complying with the U.S. federal ESIGN Act of 2000 (e.g., www.docusign.com).
IN WITNESS WHEREOF, Employee and the Company, hereby declare that they, and each of them, has read the foregoing Employee Confidentiality, Non-Disclosure, and Inventions Assignment Agreement and understands and acknowledges the significance and consequence of it, and has executed this Agreement, in the case of the Company by their duly authorized officers, voluntarily and with full understanding of its consequences, as of the day and year first above written.

ENERGY VAULT HOLDINGS, INC. By: /s/ Robert Piconi Robert A. Piconi CEO, Co-founder & Chairman of the Board	EMPLOYEE Signature: /s/ Nitin Dahiya Printed name: Nitin Dahiya Date signed: 7/14/2026

EXHIBIT A
LIST OF PRIOR INVENTIONS
AND ORIGINAL WORKS OF AUTHORSHIP

Title	Date	Identifying Number or Brief Description

_____ No inventions or improvements
_____ Additional Sheets Attached

Signature: /s/ Nitin Dahiya Printed name: Nitin Dahiya Date signed: 7/14/2026

EXHIBIT B
INVENTIONS ASSIGNMENT NOTICE
If Employee is employed by the Company in the State of Delaware, the following provision applies:
Delaware Code, Title 19, § 805. Employee’s right to certain inventions.
Any provision in an employment agreement which provides that the employee shall assign or offer to assign any of the employee’s rights in an invention to the employee’s employer shall not apply to an invention that the employee developed entirely on the employee’s own time without using the employer’s equipment, supplies, facility or trade secret information, except for those inventions that: (i) relate to the employer’s business or actual or demonstrably anticipated research or development, or (ii) result from any work performed by the employee for the employer. To the extent a provision in an employment agreement purports to apply to the type of invention described, it is against the public policy of this State and is unenforceable. An employer may not require a provision of an employment agreement made unenforceable under this section as a condition of employment or continued employment.
If Employee is employed by the Company in the State of Illinois, the following provision applies:
Illinois Compiled Statutes Chapter 765, Section 1060/2. Employee Patent Act.
Sec. 2. Employee rights to inventions - conditions. (1) A provision in an employment agreement which provides that an employee shall assign or offer to assign any of the employee’s rights in an invention to the employer does not apply to an invention for which no equipment, supplies, facilities, or trade secret information of the employer was used and which was developed entirely on the employee’s own time, unless (a) the invention relates (i) to the business of the employer, or (ii) to the employer’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by the employee for the employer. Any provision which purports to apply to such an invention is to that extent against the public policy of this State and is to that extent void and unenforceable. The employee shall bear the burden of proof in establishing that his invention qualifies under this subsection.
(2)An employer shall not require a provision made void and unenforceable by subsection (1) of this Section as a condition of employment or continuing employment. This Act shall not preempt existing common law applicable to any shop rights of employers with respect to employees who have not signed an employment agreement.
(3)If an employment agreement entered into after January 1, 1984, contains a provision requiring the employee to assign any of the employee’s rights in any invention to the employer, the employer must also, at the time the agreement is made, provide a written notification to the employee that the agreement does not apply to an invention for which no equipment, supplies, facility, or trade secret information of the employer was used and which was developed entirely on the employee’s own time, unless (a) the invention relates (i) to the business of the employer, or (ii) to the employer’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by the employee for the employer.
If Employee is employed by the Company in the State of Kansas, the following provision applies:
Chapter 44. LABOR AND INDUSTRIES
Article 1. Employment Agreements assigning employee rights in inventions to employer; restrictions; certain provisions void; notice and disclosure - 44-130.
(a)Any provision in an employment agreement which provides that an employee shall assign or offer to assign any of the employee’s rights in an invention to the employer shall not apply to an invention for which no equipment, supplies, facilities or trade secret information of the employer was used and which was developed entirely on the employee’s own time, unless:
(1)The invention relates to the business of the employer or to the employer’s actual or demonstrably anticipated research or development; or
(2)the invention results from any work performed by the employee for the employer.
(b)Any provision in an employment agreement which purports to apply to an invention which it is prohibited from applying to under subsection (a), is to that extent against the public policy of this state and is to that extent void and unenforceable. No employer shall require a provision made void and unenforceable by this section as a condition of employment or continuing employment.

(c)If an employment agreement contains a provision requiring the employee to assign any of the employee’s rights in any invention to the employer, the employer shall provide, at the time the agreement is made, a written notification to the employee that the agreement does not apply to an invention for which no equipment, supplies, facility or trade secret information of the employer was used and which was developed entirely on the employee’s own time, unless:
(1)The invention relates directly to the business of the employer or to the employer’s actual or demonstrably anticipated research or development; or
(2)the invention results from any work performed by the employee for the employer.
(d) Even though the employee meets the burden of proving the conditions specified in this section, the employee shall disclose, at the time of employment or thereafter, all inventions being developed by the employee, for the purpose of determining employer and employee rights in an invention.
If Employee is employed by the Company in the State of Minnesota, the following provision applies:
Minnesota Statute Section 181.78. SUBDIVISION 1.
Inventions not related to employment. Any provision in an employment agreement which provides that an employee shall assign or offer to assign any of the employee’s rights in an invention to the employer shall not apply to an invention for which no equipment, supplies, facility or trade secret information of the employer was used and which was developed entirely on the employee’s own time, and (1) which does not relate (a) directly to the business of the employer or (b) to the employer’s actual or demonstrably anticipated research or development, or (2) which does not result from any work performed by the employee for the employer. Any provision which purports to apply to such an invention is to that extent against the public policy of this State and is to that extent void and unenforceable. Subdivision 3. If an employment agreement entered into after August 1, 1977 contains a provision requiring the employee to assign or offer to assign any of the employee's rights in any invention to an employer, the employer must also, at the time the agreement is made, provide a written notification to the employee that the agreement does not apply to an invention for which no equipment, supplies, facility or trade secret information of the employer was used and which was developed entirely on the employee's own time, and (1) which does not relate (a) directly to the business of the employer or (b) to the employer's actual or demonstrably anticipated research or development, or (2) which does not result from any work performed by the employee for the employer.
If Employee is employed by the Company in the State of Nevada, the following provision applies:
Nevada Revised Statutes Section 600.500. Employer is sole owner of patentable invention or trade secret developed by employee.
Except as otherwise provided by express written agreement, an employer is the sole owner of any patentable invention or trade secret developed by his or her employee during the course and scope of the employment that relates directly to work performed during the course and scope of the employment.
If Employee is employed by the Company in the State of North Carolina, the following provision applies:
North Carolina General Statutes Section 66-57.1. EMPLOYEE’S RIGHT TO CERTAIN INVENTIONS.
Any provision in an employment agreement which provides that the employees shall assign or offer to assign any of his rights in an invention to his employer shall not apply to an invention that the employee developed entirely on his own time without using the employer’s equipment, supplies, facility or trade secret information except for those inventions that (i) relate to the employer’s business or actual or demonstrably anticipated research or development, or (ii) result from any work performed by the employee for the employer. To the extent a provision in an employment agreement purports to apply to the type of invention described, it is against the public policy of this State and in unenforceable. The employee shall bear the burden of proof in establishing that his invention qualifies under this section.
If Employee is employed by the Company in the State of Utah, the following provision applies:
Utah Code, §§ 34-39-2 (Employment Inventions Act) And 34-39-3 (Scope Of Act)
34-39-2. Definitions. As used in this chapter:
(1) “Employment invention” means any invention or part thereof conceived, developed, reduced to practice, or created by an employee which is:

(a) conceived, developed, reduced to practice, or created by the employee:
(i)within the scope of his or her employment;
(ii)on his employer’s time; or
(iii)with the aid, assistance, or use of any of his or her employer’s property, equipment, facilities, supplies, resources, or intellectual property;
(b) the result of any work, services, or duties performed by an employee for his or her employer; (c) related to the industry or trade of the employer; or
(d) related to the current or demonstrably anticipated business, research, or development of the employer.
(2) “Intellectual property” means any and all patents, trade secrets, know-how, technology, confidential information, ideas, copyrights, trademarks, and service marks and any and all rights, applications, and registrations relating to them.
34-39-3. Scope of act -- When agreements between an employee and employer are enforceable or unenforceable with respect to employment inventions -- Exceptions.
(1)An employment agreement between an employee and his or her employer is not enforceable against the employee to the extent that the agreement requires the employee to assign or license, or to offer to assign or license, to the employer any right or intellectual property in or to an invention that is: (a) created by the employee entirely on his or her own time; and (b) not an employment invention.
(2)An agreement between an employee and his employer may require the employee to assign or license, or to offer to assign or license, to his or her employer any or all of his or her rights and intellectual property in or to an employment invention.
(3)Subsection (1) does not apply to:
(a)any right, intellectual property or invention that is required by law or by contract between the employer and the United States government or a state or local government to be assigned or licensed to the United States; or
(b)an agreement between an employee and his or her employer which is not an employment agreement.
(4)Notwithstanding Subsection (1), an agreement is enforceable under Subsection (1) if the employee’s employment or continuation of employment is not conditioned on the employee’s acceptance of such agreement and the employee receives a consideration under such agreement which is not compensation for employment.
(5)Employment of the employee or the continuation of his employment is sufficient consideration to support the enforceability of an agreement under Subsection (2) whether or not the agreement recites such consideration.
(6)An employer may require his or her employees to agree to an agreement within the scope of Subsection (2) as a condition of employment or the continuation of employment.
(7)An employer may not require his or her employees to agree to anything unenforceable under Subsection (1) as a condition of employment or the continuation of employment.
(8)Nothing in this chapter invalidates or renders unenforceable any employment agreement or provisions of an employment agreement unrelated to employment inventions.
If Employee is employed by the Company in the State of Washington, the following provision applies:
TITLE 49. LABOR REGULATIONS - CHAPTER 49.44. VIOLATIONS - PROHIBITED PRACTICES
(i)A provision in an employment agreement which provides that an employee shall assign or offer to assign any of the employee’s rights in an invention to the employer does not apply to an invention for which no equipment, supplies, facilities, or trade secret information of the employer was used and which was developed entirely on the employee’s own time, unless (a) the invention relates (i) directly to the business of the employer, or (ii) to the employer’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by the employee for the employer. Any provision which purports to apply to such an invention is to that extent against the public policy of this state and is to that extent void and unenforceable.

(ii)An employer shall not require a provision made void and unenforceable by subsection (1) of this section as a condition of employment or continuing employment.
(iii)If an employment agreement entered into after September 1, 1979, contains a provision requiring the employee to assign any of the employee’s rights in any invention to the employer, the employer must also, at the time the agreement is made, provide a written notification to the employee that the agreement does not apply to an invention for which no equipment, supplies, facility, or trade secret information of the employer was used and which was developed entirely on the employee’s own time, unless (a) the invention relates (i) directly to the business of the employer, or (ii) to the employer’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by the employee for the employer.

EXHIBIT C
CONFLICT OF INTEREST GUIDELINES
It is the policy of Energy Vault Holdings, Inc. (the “Company”) to conduct its affairs in strict compliance with the letter and spirit of the law and to adhere to the highest principles of business ethics. Accordingly, all officers, employees and independent contractors must avoid activities which are in conflict, or give the appearance of being in conflict, with these principles and with the interests of the Company. The following are potentially compromising situations which must be avoided. Any exceptions must be reported to the President and written approval for continuation must be obtained.
1.Revealing confidential information to outsiders or misusing confidential information.
Unauthorized divulging of information is a violation of this policy whether or not for personal gain and whether or not harm to the Company is intended. (The Employee Confidentiality, NonDisclosure, and Invention Assignment Agreement elaborates on this principle and is a binding agreement.)
2.Accepting or offering substantial gifts, excessive entertainment, favors or payments which may be deemed to constitute undue influence or otherwise be improper or embarrassing to the Company.
3.Participating in civic or professional organizations that might involve divulging confidential information of the Company.
4.Initiating or approving personnel actions affecting reward or punishment of employees or applicants where there is a family relationship or is or appears to be a personal or social involvement.
5.Initiating or approving any form of personal or social harassment of employees.
6.Investing or holding outside directorship in suppliers, customers, or competing companies, including financial speculations, where such investment or directorship might influence in any manner a decision or course of action of the Company.
7.Borrowing from or lending to employees, customers or suppliers.
8.Acquiring real estate of interest to the Company.
9.Improperly using or disclosing to the Company any proprietary information or trade secrets of any former or concurrent employer or other person or entity with whom obligations of confidentiality exist.
10.Unlawfully discussing prices, costs, customers, sales or markets with competing companies or their employees.
11.Making any unlawful agreement with distributors with respect to prices.
12.Improperly using or authorizing the use of any inventions which are the subject of patent claims of any other person or entity.
13.Engaging in any conduct which is not in the best interest of the Company.
Each officer, employee and independent contractor must take every necessary action to ensure compliance with these guidelines and to bring problem areas to the attention of higher management for review. Violations of this conflict of interest policy may result in discharge without warning.